Exhibit 99.1
SUPPORT AGREEMENT
     THIS SUPPORT AGREEMENT (this “Agreement”), dated as of January 2, 2008, by and among Thomas Weisel Partners Group, Inc., a Delaware corporation (“Parent”), TWP Holdings Company (Canada), ULC, an unlimited liability company organized under the laws of the Province of Nova Scotia and a wholly-owned subsidiary of Postal (“CallRightCo”) and TWP Acquisition Company (Canada), Inc., a corporation organized under the Ontario Business Corporations Act and an indirect subsidiary of Parent (“Canadian Sub”).
RECITALS
     WHEREAS in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of September 30, 2007, among Parent, Canadian Sub, Westwind Capital Corporation, a corporation organized under the Ontario Business Corporations Act (the “Company”) and Lionel Conacher, as Shareholders’ Representative, Canadian Sub is to issue non-voting exchangeable shares in the capital of Canadian Sub (the “Exchangeable Shares”) to certain holders of securities of the Company.
     WHEREAS, pursuant to the Arrangement Agreement, Parent has agreed to execute a support agreement substantially in the form of this Agreement.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Defined Terms
     Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares attached as Annex A to the Plan of Arrangement as set out in the Articles of Arrangement of the Company, unless the context requires otherwise.
1.2 Interpretation Not Affected by Headings
     The division of this Agreement into articles, sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to “Article” or “section” followed by a number refers to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein”,

“hereunder” and similar expressions refer to this Agreement, including any appendices hereto.
1.3 Rules of Construction
     In this Agreement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.
1.4 Date for any Action
     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
ARTICLE 2
COVENANTS OF PARENT AND CANADA SUB
2.1 Covenants Regarding Exchangeable Shares
     So long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding, Parent will:
(a)	not declare or pay any dividend on the Parent Common Stock unless (i) Canadian Sub shall simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares and Canadian Sub shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable Law, of any such dividend on the Exchangeable Shares; or (ii) if the dividend is a stock dividend, in lieu of such dividend, Canadian Sub effects an economically equivalent (as determined in accordance with Section 2.6(d)) subdivision of the outstanding Exchangeable Shares;

(b)	advise Canadian Sub sufficiently in advance of the declaration by Parent of any dividend on Parent Common Stock and take all such other actions as are reasonably necessary, in co-operation with Canadian Sub, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Parent Common Stock;

(c)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Canadian Sub, in accordance with applicable Law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Parent or its Affiliates) upon the liquidation, dissolution or winding-up of Canadian Sub, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Canadian Sub, as the case may be, including all such actions and all such things as are reasonably necessary or desirable to enable and permit Canadian Sub to cause to be delivered shares of Parent Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article V, VI or VII, as the case may be, of the Share Provisions;

(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit CallRightCo, in accordance with applicable Law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are reasonably necessary or desirable to enable and permit CallRightCo to cause to be delivered shares of Parent Common Stock to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(e)	not (and will ensure that CallRightCo does not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of Canadian Sub (or any other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding up its affairs) nor take any action or omit to take any action (and will not permit CallRightCo to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding up its affairs.
2.2 Segregation of Funds
     Parent will cause Canadian Sub to deposit a sufficient amount of funds in a separate account of Canadian Sub and segregate a sufficient amount of such other assets and property as is necessary to enable Canadian Sub to pay dividends and other amounts when due under Article III of the Share Provisions and to pay or otherwise satisfy its respective obligations under Article V, VI or VII of the Share Provisions, as applicable.
2.3 Reservation of Parent Shares
     Parent hereby represents, warrants and covenants in favor of Canadian Sub and CallRightCo that Parent has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Parent or its Affiliates)

are outstanding, keep available, free from preemptive and other rights, out of its authorized and unissued capital stock such number of shares of Parent Common Stock (or other shares or securities into which shares of Parent Common Stock may be reclassified or changed as contemplated by Section 2.6) without duplication (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required (i) to enable and permit Parent to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Parent may now or hereafter be required to issue shares of Parent Common Stock, (ii) to enable and permit CallRightCo to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, to the extent CallRightCo exercises any such rights, and (iii) to enable and permit Canadian Sub to meet its respective obligations hereunder and under the Share Provisions.
2.4 Notification of Certain Events
     In order to assist Parent to comply with its obligations hereunder and to permit CallRightCo to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Canadian Sub will notify Parent and CallRightCo of each of the following events at the time set forth below:
(a)	in the event of any determination by the Board of Directors of Canadian Sub to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Canadian Sub or to effect any other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding up its affairs, at least sixty (60) days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by Canadian Sub of notice of and Canadian Sub otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Canadian Sub or to effect any other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by Canadian Sub or the Transfer Agent, as applicable, of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e)	as soon as practicable, upon the issuance by Canadian Sub of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5 Delivery of Corresponding Shares of Parent Common Stock to Canadian Sub and CallRightCo
     In furtherance of its obligations under Sections 2.1(c) and (d), upon notice from Canadian Sub or CallRightCo of any event that requires Canadian Sub or CallRightCo to cause shares of Parent Common Stock to be delivered to any holder of Exchangeable Shares, Parent shall forthwith issue and deliver or cause to be delivered to Canadian Sub or CallRightCo the requisite number of shares of Parent Common Stock to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Canadian Sub or CallRightCo directs. All such shares of Parent Common Stock shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, except as contemplated by the Shareholder Agreements. In consideration of the issuance and delivery of each such share of Parent Common Stock, Canadian Sub or CallRightCo, as the case may be, shall pay a purchase price to Parent equal to the fair market value of such shares of Parent Common Stock, which purchase price shall be paid with a number of Common Shares or CallRightCo common shares, as applicable, having an equivalent fair market value as such shares of Parent Common Stock.
2.6 Economic Equivalence
     So long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding:
(a)	Parent will not without prior approval of Canadian Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:
(i)	issue or distribute shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) to the holders of all or substantially all of the then outstanding shares of Parent Common Stock by way of stock dividend or other distribution, other than an issue of shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) to holders of shares of Parent Common Stock who exercise an option to receive dividends in shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) in lieu of receiving cash dividends; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Parent Common Stock entitling them to subscribe for or to purchase shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding shares of Parent Common Stock (A) shares or securities of Parent of any class other than shares of Parent Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Parent Common Stock), (B) rights, options or warrants other than those referred to in Section 2.6(a)(ii), (C) evidences of indebtedness of Parent or (D) assets of Parent, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of Exchangeable Shares.

(b)	Parent will not without the prior approval of Canadian Sub and the prior approval of the holders of Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:
(i)	subdivide, redivide or change the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock;

(ii)	reduce, combine, consolidate or change the then outstanding shares of Parent Common Stock into a lesser number of shares of Parent Common Stock; or

(iii)	reclassify or otherwise change the shares of Parent Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Parent Common Stock, unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares.

(c)	Parent will ensure that the record date for any event referred to in Section 2.6(a) or 2.6(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five (5) Business Days after the date on which such event is declared or announced by Parent (with contemporaneous notification thereof by Parent to Canadian Sub).

(d)	The Board of Directors of Canadian Sub shall determine, in good faith and in its sole discretion with assistance of such reputable and qualified financial and/or other advisors as the Board of Directors of Canadian Sub may deem appropriate, economic equivalence for the purposes of any event referred to in Section 2.6(a) or 2.6(b) and each such determination shall be conclusive and binding on Parent, Canadian Sub and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Canadian Sub to be relevant, be considered by the Board of Directors of Canadian Sub:
(i)	in the case of any stock dividend or other distribution payable in Parent Common Stock, the number of such shares issued in proportion to the number of shares of Parent Common Stock previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a share of Parent Common Stock;

(iii)	in the case of the issuance or distribution of any other form of property (including any shares or securities of Parent of any class other than Parent Common Stock, any rights, options or warrants other than those referred to in Section 2.6(d)(ii), any evidences of indebtedness of Parent or any assets of Parent), the relationship between the fair market value (as determined by the Board of Directors of Canadian Sub in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of Parent Common Stock and the Current Market Price of a share of Parent Common Stock;

(iv)	in the case of any subdivision, redivision or change of the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock or the reduction, combination, consolidation or change of the then outstanding shares of Parent Common Stock into a lesser number of shares of Parent Common Stock or any amalgamation, merger, reorganization or other transaction affecting the Parent Common Stock, the effect thereof upon the then outstanding shares of Parent Common Stock; and

(v)	in all such cases, the general taxation consequences of the relevant event to beneficial owners of Exchangeable Shares to the extent that such consequences may differ from the general taxation consequences to such beneficial owners determined as if they owned Parent Common Stock at the relevant time as a result of differences between taxation laws of Canada and the United States

(except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
(e)	Canadian Sub agrees that, to the extent required, upon due notice from Parent, Canadian Sub will use its reasonable best efforts to take or cause to be taken such steps as may be reasonably necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Canadian Sub, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Parent Common Stock and Exchangeable Shares as provided for in this Section 2.6.
2.7 Tender Offers
     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to shares of Parent Common Stock (an “Offer”) is proposed by Parent or is proposed to Parent or its stockholders and is recommended by the Board of Directors of Parent, or is otherwise effected or is to be effected with the consent or approval of the Board of Directors of Parent, Parent will use its reasonable efforts expeditiously and in good faith to take all such actions as are reasonably necessary to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of shares of Parent Common Stock, without discrimination. Nothing herein shall affect the rights of Canadian Sub to redeem, or CallRightCo to purchase, Exchangeable Shares, as applicable, in the event of a Change of Control. For certainty, nothing contained in this Agreement, including the obligations of Parent contained in this Section 2.7, shall limit the ability of Parent, CallRightCo or Canadian Sub to make a “Rule 10b-18 Purchase” of shares of Parent Common Stock pursuant to Rule 10b-18 under the United States Securities Exchange Act of 1934, as amended.
2.8 Ownership of Outstanding Shares
     Without the prior approval of Canadian Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions, Parent covenants and agrees in favour of the Company that, as long as any outstanding Exchangeable Shares are owned by any Person other than Parent or any of its Affiliates, Parent will be and remain the direct or indirect beneficial owner of all of the issued and outstanding voting shares in the capital of Canadian Sub and CallRightCo.
2.9 Parent and Affiliates Not to Vote Exchangeable Shares
     Parent covenants to and agrees with Canadian Sub that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of a class of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Parent further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the OBCA (or any successor or other corporate statute by which Canadian Sub may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.
2.10 Qualifications of Parent Common Stock
          Parent covenants that, subject to the holders of the Exchangeable Shares’ agreement not to exercise their exchange, redemption or similar rights with respect to the Exchangeable Shares unless the Exchangeable Share Registration Statement (as defined in the Westwind Capital Corporation Shareholders’ Equity Agreement, dated as of September 30, 2007, by and among Parent, Canadian Sub, CallRightCo and the former Westwind Capital Corporation shareholders party thereto) is effective, shares of Parent Common Stock to be issued and delivered in connection with the exercise of rights of the holders of Exchangeable Shares hereunder or under the Exchangeable Share Provisions shall be (i) duly issued as fully paid and non-assessable, (ii) free and clear of any lien, claim or encumbrance, except as contemplated by the Shareholder Agreements, (iii) issued pursuant to an effective registration statement under the United States Securities Act of 1933, and the regulations and rules thereunder, as amended, and shall be registered or qualified for sale under such other securities or “blue sky” laws of such jurisdictions in the United States or Canada, in each case as and to the extent provided in the Shareholder Agreements, and (iv) listed on the principal national securities exchange on which the Parent Common Stock is then listed or traded.
ARTICLE 3
GENERAL
3.1 Term
     This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Parent and any of its Affiliates.
3.2 Changes in Capital of Parent and Canadian Sub
     At all times after the occurrence of any event contemplated pursuant to Sections 2.6 and 2.7 or otherwise, as a result of which any of the shares of Parent Common Stock or the Exchangeable Shares or all are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which shares of Parent Common Stock or the Exchangeable Shares or all are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.
3.3 Severability
     If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.
3.4 Amendments, Modifications
     Subject to Sections 3.2, 3.3 and 3.5, this Agreement may not be amended or modified except by an agreement in writing executed by Canadian Sub, CallRightCo and Parent and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Share Provisions.
3.5 Ministerial Amendments
     The parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the affected class of the Exchangeable Shares, amend or modify this Agreement for the purposes of:
(a)	adding to the covenants of the other parties to this Agreement for the protection of Canadian Sub or the holders of the Exchangeable Shares;

(b)	making such provisions or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors of each of Canadian Sub, CallRightCo and Parent, it may be expedient to make, provided that each such Board of Directors shall be of the opinion, after consultation with their respective counsel, that such provisions or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares as a whole; or

(c)	making such changes or corrections which, on the advice of counsel to Canadian Sub, CallRightCo and Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board of Directors of each of Canadian Sub, CallRightCo and Parent shall be of the opinion, after consultation with their respective counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares as a whole.

3.6 Meeting to Consider Amendments
     Canadian Sub, at the request of Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 3.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of Canadian Sub, the Share Provisions and applicable Law.
3.7 Amendments Only in Writing
     No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.
3.8 Inurement
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
3.9 Notices to Parties
     All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):
To Parent or Canadian Sub:
Thomas Weisel Partners Group, Inc.
One Montgomery Street
San Francisco, California 94104
Attn: Mark P. Fisher, General Counsel
Facsimile No: (415) 364-2695
With a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Attn: Scott D. Miller
Facsimile No.: (650) 461-5700
     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.
3.10 Counterparts
     This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
3.11 Jurisdiction
     This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
3.12 Attornment
     Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding and agrees to be bound by any judgment of the said courts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THOMAS WEISEL PARTNERS GROUP, INC.
By:	/s/ Mark P. Fisher
	Name:	Mark P. Fisher
	Title:	Secretary

TWP HOLDINGS COMPANY (CANADA), ULC
By:	/s/ Mark P. Fisher
	Name:	Mark P. Fisher
	Title:	Secretary

TWP ACQUISITION COMPANY (CANADA), INC.
By:	/s/ Mark P. Fisher
	Name:	Mark P. Fisher
	Title:	Secretary